Exhibit (c)(11)

Exhibit (c)(11)

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
This information has been filed separately with the Securities and Exchange Commission.

Project Aviary

Presentation to the Board of Directors

June 30, 2026



Project Aviary Situation Update

Situation Update

Toucan

- **Toucan continues to progress their diligence of Pelican, including multiple calls, diligence tracker questions, and review of VDR**
- **Open to working towards signing weekend of July 4th, but will depend on progress of diligence this week**
  - Initial feedback has been positive
  - Additional diligence questions expected in the coming days
- **Draft merger agreement provided to Toucan counsel on Sunday, June 28th**
- **In the background, Toucan stock has traded up +22% since $15 value indication on 6/22, now ~$58 / share (vs. Pelican +35% over the same period)**

[***]

- [***] **provided initial diligence requests on Monday, June 29th**
  - Included four call requests (Toucan arrangement, pharma funnel / contracting, IP, budget) and >80 written diligence questions
    - Advisors working with [***] to identify subset of requests on "critical path"
- **Diligence progressing under "Clean Team" conditions only at this time**

[***]

- [***] **NDA and clean team agreement finalized on Monday, June 29th**
  - Provided initial list of diligence questions and requested lab visit
- **Least advanced in their evaluation today**

Others

- [***] **No additional feedback following 6/26 update; not interested in acquiring Pelican**
- [***] **Continue to evaluate interest; no additional outreach following interactions week of 6/26**

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Diligence Activity To-Date

		Toucan	[***]	[***]
Diligence Summary	Diligence Requests	▪ Tracker requests: **137 total (32 "Critical" priority)** – Focus areas include R&D / regulatory, commercial, finance, operation, IP, legal, and IT HR topics ▪ Tracker responses: **89** (**65%** of total; **75%** of "Critical" priority)	▪ Tracker requests: **85 total (77 "High" priority)** – Focus areas include finance, operations, commercial, quality, R&D, Toucan agreement, legal, and IP	▪ Provided initial list of diligence questions ▪ Requested site visit to Pelican's labs
	Call Requests	▪ Completed: Commercial / Finance / Operations (6/26), HR (6/26), IT (6/29), R&D / Regulatory (6/29), IP (6/29)	▪ Requested diligence calls: commercial arrangement with Toucan, pharma funnel and contracting, IP, and 2026 budget	▪ Requested management presentation
Data Room	Access Date	▪ Corporate VDR: **Thursday, 6/25**	▪ Corporate VDR: **Friday, 6/26**	*(No VDR Access)*
	# Users	▪ Invited Users: **56 users** (17 Toucan, 29 Latham, 10 MS) ▪ Active Users: **24 users** (7 Toucan, 10 Latham, 7 MS)	▪ Invited Users: **13 users** (6 [***] 7 [***]) ▪ Active Users: **11 users** (6 [***] 5 [***])	
	Overall Activity	▪ **91 total log-ins** ○ *Note: download access has been provided* ▪ **Most viewed / downloaded files:** 1. Employee Census 2. 2026 Financial Overview 3. Pending and Granted Patents 4. Capitalization Table 5. Employee Arbitration, Confidential Information, and Invention Assignment Agreement	▪ **43 total log-ins** ▪ **58 unique files** accessed out of 266 total files ▪ **Most viewed files:** 1. Personalis-Merck MSA 2. Merck Investment Agreement 3. Trended Expense by Category 4. 2026 Forecast 5. TRACERx Collaboration Agreement	
	Most Active Users To Date	1. M. Singh – Variant Scientist 2. J. Riley – Vice President, Corporate Development 3. R. Eckerling – Chief Privacy Officer	[***]	

Note: Based on VDR information and due diligence tracker as of 6/29/26 5:00pm PT.

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Appendix

Implied Pelican Ownership at Various Illustrative Toucan Prices

- Based on Toucan's value indication of $15.00 per share
- Analysis below does not account for a collar

		% Prem. / Disc. vs. Current to		20% Cash Consideration			Memo: Shares Issued Assuming 100% Stock		
	Toucan Price per Share	1-Day (6/29/26)	52-Wk Low (3/30/26)	Exchange Ratio	% of Toucan Shares Issued(1)	PF Pelican Ownership(1)	Exchange Ratio	% of Toucan Shares Issued(1)	PF Pelican Ownership(1)
	$30.00	(49%)	(29%)	0.4000x	22.3%	18.2%	0.5000x	27.9%	21.8%
	32.50	(44%)	(23%)	0.3692x	20.6%	17.1%	0.4615x	25.7%	20.5%
	35.00	(40%)	(17%)	0.3429x	19.1%	16.0%	0.4286x	23.9%	19.3%
	37.50	(36%)	(11%)	0.3200x	17.8%	15.1%	0.4000x	22.3%	18.2%
	40.00	(31%)	(6%)	0.3000x	16.7%	14.3%	0.3750x	20.9%	17.3%
Shareholder Vote Required At All Stock	**41.81**	**(28%)**	**(1%)**	**0.2870x**	**16.0%**	**13.8%**	**0.3587x**	**20.0%**	**16.7%**
	42.50	(27%)	+0%	0.2824x	15.7%	13.6%	0.3529x	19.7%	16.4%
	45.00	(23%)	6%	0.2667x	14.9%	12.9%	0.3333x	18.6%	15.7%
For Reference Toucan Share Price On 6/22: $47.85 →	47.50	(19%)	+12%	0.2526x	14.1%	12.3%	0.3158x	17.6%	15.0%
	50.00	(14%)	+18%	0.2400x	13.4%	11.8%	0.3000x	16.7%	14.3%
	52.50	(10%)	+24%	0.2286x	12.7%	11.3%	0.2857x	15.9%	13.7%
	55.00	(6%)	+30%	0.2182x	12.2%	10.8%	0.2727x	15.2%	13.2%
	57.50	(1%)	+36%	0.2087x	11.6%	10.4%	0.2609x	14.5%	12.7%
Toucan Share Price Today	**$58.31**	**–**	**+38%**	**0.2058x**	**11.5%**	**10.3%**	**0.2572x**	**14.3%**	**12.5%**
	60.00	+3%	+42%	0.2000x	11.2%	10.0%	0.2500x	13.9%	12.2%
	62.50	+7%	+48%	0.1920x	10.7%	9.7%	0.2400x	13.4%	11.8%
	65.00	+11%	+53%	0.1846x	10.3%	9.3%	0.2308x	12.9%	11.4%
	67.50	+16%	+59%	0.1778x	9.9%	9.0%	0.2222x	12.4%	11.0%
	70.00	+20%	+65%	0.1714x	9.6%	8.7%	0.2143x	11.9%	10.7%

Source: Pelican Management, public filings, FactSet, and Bloomberg as of 6/29/26. (1) Adjusted to reflect Toucan's existing ownership of 13,039,067 Pelican shares, which are excluded from purchase consideration and pro forma ownership.